Exhibit 10.16

Amendment to the

FirstBank PREFERRED Equity Based Incentive Plan

THIS AMENDMENT (this “Amendment”) to the FirstBank Preferred Equity Based Incentive Plan, as amended (the “Plan”) was approved and adopted by the Compensation Committee of the Board of Directors of FirstBank (the “Bank”) on December 6, 2016.

1.	The following sentence shall be added to the end of Section 9(l):

“Notwithstanding anything in the Plan or Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt deferred compensation for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a “specified employee” (as defined in Section 409A), then, subject to any permissible acceleration of payment by the Administrator under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.”

2.	Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date and time indicated above.

FIRSTBANK

By:	/s/ Christopher T. Holmes
Christopher T. Holmes
President and Chief Executive Officer